EXHIBIT 15.1

XTO Energy Inc.:

We are aware that XTO Energy Inc., has incorporated by reference in its Registration Statements on Form S-8 (Nos. 333-68775, 333-69977, 333-37668, 333-81849, 333-91460, 333-55784 and 333-120540) and on Form S-3 (Nos. 333-122767, 333-123402 and 333-135136) of XTO Energy Inc. its Form 10-Q for the quarter ended June 30, 2006, which includes our report dated August 9, 2006, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Dallas, Texas

August 9, 2006